Exhibit 99.1

May 22, 2019

Dear Fellow Shareholder,

In my January letter to you, I wrote describing our definitive agreement to sell 55 of our healthcare assets to Welltower Inc. (NYSE: WELL). I am pleased to update you that on May 15 we successfully closed this transaction. The sale represents a strong, early value realization step for shareholders and the first sizeable transaction in our carefully orchestrated strategic alternatives process to provide liquidity to shareholders. Shortly after closing the sale, our board of directors unanimously approved a portion of the net sales proceeds be used to pay a special distribution to shareholders. Our board of directors also made other strategic decisions pertaining to the company’s quarterly distribution and estimated net asset value per share, which are described below.

Net Sales Proceeds & Use of Funds

The company sold the 55 assets for $1.25 billion after acquiring them for a gross purchase price of approximately $1.01 billion. Net sales proceeds after closing costs, repayment of related debt, pro-rations and other adjustments was approximately $550 million. Our board of directors approved these remaining funds be used to rebalance corporate borrowings and make our first special distribution to shareholders. By addressing other borrowings, we lower the portfolio’s leverage to what we believe is a prudent level and further strengthen our balance sheet as we continue to actively work on monetization initiatives for the balance of the company.

As a shareholder of record as of May 22, 2019, you will receive a special distribution of $2.00 per share to be paid electronically or by check on or about May 28, 2019. For IRAs and other qualified accounts, the distribution will be sent to your custodian of record. The special distribution will be reflected in your Form 1099 for the year ending December 31, 2019. The tax determination is expected to be based on the company’s taxable results for the year ending December 31, 2019. Shareholders are advised to consult their tax advisors regarding the tax consequences of the special distribution due to their investment or tax circumstances.

Quarterly Distributions & Updated Estimated Net Asset Value (NAV)

As you are aware, our board routinely meets to assess and establish the quarterly distribution rate based on, among other things, forward looking business expectations and analyses of cash flows expected to be generated by the portfolio and available for distribution. With the sale of the medical assets, naturally the company’s earning asset base and levels of cash generation from operations will be reduced. Therefore, our board of directors approved an adjustment to the company’s distribution policy and a second quarter distribution rate of $0.0512 per share, adjusted from $0.1164 per share. The new distribution rate was determined to be appropriate given our portfolio’s size, asset mix, projected earnings, and expected dividend coverage goals. It will be reflected in your second quarter distributions to be paid on or about June 11, 2019.

Separately, you will recall that our estimated NAV per share as of December 31, 2018, was $10.01. However, given the sale of the assets, the special distribution of $2.00 per share and $0.02 per share in reconciliation of actual to estimated closing costs for the Welltower transaction, the updated estimated NAV is being adjusted to $7.99 per share as of December 31, 2018. The company issues this updated NAV primarily to assist certain broker-dealers with establishing a current statement value. Please keep in mind that the estimated NAV is as of a specific date and is not indicative of the value that would be ultimately realized upon the conclusion of our shareholder liquidity process. I would encourage you to review the company’s latest financial filings for more details on our ongoing performance and progress.

Portfolio Update & Next Steps

In addition to the sale of assets to Welltower, we also sold four inpatient rehabilitation facilities to Global Medical REIT (NYSE: GMRE) for $94 million in mid-April – for a total of 59 assets sold by the company, year to date. With the completion of both transactions, our portfolio now consists of 83 properties comprised of 71 newer, private-pay seniors housing assets, 1 vacant land parcel and 11 post-acute and acute care facilities in 30 states. The 11 properties are currently held for sale as we work to promote our migration to a seniors housing-centric portfolio and business. Our core seniors housing holdings continue to perform exceptionally well with assets that are comparatively young to our peer set, with an asset average age of less than ten years.

Our board of directors and management team remain wholly focused on actively managing our portfolio and driving continued progress as we proceed in our strategic alternatives work for the balance of the company. As a reminder, our options include, but are not limited to, a listing on a national securities exchange; an orderly sale of the company’s assets and distribution of the net sales proceeds; or a business combination or any other transaction with a third party/parties to provide shareholders with cash and/or securities of a publicly traded company.

I am pleased that we were able to complete the Welltower and GMRE sales and make our first special distribution. We will continue to keep you informed on material matters as we diligently move forward on other strategic initiatives in a very dynamic period of the company’s life cycle.

Thank you for your investment and the confidence you continue to place in our company. If you have questions regarding this letter, please contact CNL Client Services, 866-650-0650, option 3, or your financial advisor.

Sincerely,

/s/ Stephen H. Mauldin

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial representatives